                                                                     Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER


                                  by and among

                                EATON CORPORATION

                             EATON INDUSTRIES INC.,


                                       and


                             AEROQUIP-VICKERS, INC.



                          Dated as of January 31, 1999

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

                                    ARTICLE I

                                   THE MERGER

Section 1.1       The Merger................................................   1
Section 1.2       Closing...................................................   1
Section 1.3       Effective Time............................................   2
Section 1.4       Effects of the Merger.....................................   2
Section 1.5       Articles of Incorporation and Code of Regulations.........   2
Section 1.6       Directors and Officers of the Surviving Corporation.......   2

                                    ARTICLE 2

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                      SURRENDER OF CERTIFICATES AND PAYMENT

Section 2.1   Effect on Capital Stock.......................................   2
              (a)    Cancellation of Treasury Stock and Buyer Owned Stock...   2
              (b)    Conversion of Common Stock.............................   3
              (c)    Capital Stock of Buyer.................................   3
Section 2.2   Payment and Surrender of Certificates.........................   3
              (a)    Paying Agent...........................................   3
              (b)    Payment Procedures.....................................   3
              (c)    Stock Transfer Books...................................   4
              (d)    Termination of Payment Fund............................   4
              (e)    No Liability...........................................   4
              (f)    Lost Certificates......................................   4
Section 2.3   Company Equity Plans..........................................   4
              (a)    Conversion of Options..................................   4
              (b)    Treatment of Restricted Stock..........................   5
              (c)    Treatment of Stock Units and Stock Award...............   5
              (d)    Termination of Plans...................................   5
Section 2.4   Dissenters' Rights............................................   5
Section 2.5   Further Assurances............................................   6

                                ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES

Section 3.1   Representations and Warranties of Company.....................   6
              (a)    Organization, Standing and Corporate Power.............   6
              (b)    Subsidiaries...........................................   7

                                                                            PAGE
                                                                            ----

              (c)    Capital Structure......................................   7
              (d)    Authority; Noncontravention............................   8
              (e)    SEC Reports and Financial Statements...................   9
              (f)    Absence of Certain Changes or Events...................  10
              (g)    Compliance with Applicable Laws; Litigation............  10
              (h)    ERISA Compliance.......................................  11
              (i)    Taxes..................................................  14
              (j)    Voting Requirement.....................................  14
              (k)    State Takeover Statutes................................  14
              (l)    Brokers................................................  15
              (m)    Environmental Matters..................................  15
              (n)    The Company Rights Agreement...........................  17
              (o)    Proxy Statement........................................  17
              (p)    Intellectual Property..................................  17
              (q)    Opinion of Financial Advisor...........................  17
              (r)    Labor Agreements.......................................  18
              (s)    Contracts; Debt Instruments............................  18
              (t)    Year 2000 Issues.......................................  18
              (u)    Product Recalls........................................  18
Section 3.2   Representations and Warranties of Parent and Buyer............  19
              (a)    Organization, Standing and Corporate Power.............  19
              (b)    Authority; Noncontravention............................  19
              (c)    Ownership of Common Stock..............................  20
              (d)    Brokers................................................  20
              (e)    Financing..............................................  20
              (f)    Information in Proxy Statement.........................  20

                                ARTICLE 4

                COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1   Conduct of Business...........................................  20
              (a)    Conduct of Business by the Company.....................  20
              (b)    Other Actions..........................................  23
              (c)    Advice of Changes......................................  23
Section 4.2   No Solicitation...............................................  23

                                ARTICLE 5

                          ADDITIONAL AGREEMENTS

Section 5.1   Preparation of Proxy Statement; Shareholders Meeting..........  25
Section 5.2   Access to Information; Confidentiality........................  25
Section 5.3   Efforts; Cooperation..........................................  25
Section 5.4   Indemnification...............................................  26
Section 5.5   Employee Benefits.............................................  27
Section 5.6   Public Announcements..........................................  28

                                      -ii-


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                                                                            PAGE
                                                                            ----

Section 5.7   Fees and Expenses.............................................  28
Section 5.8   Credit Agreement..............................................  28

                                ARTICLE 6

                          CONDITIONS PRECEDENT

Section 6.1   Conditions to Each Party's Obligation to Effect the Merger....  28
              (a)    Shareholder Approval...................................  28
              (b)    Governmental and Regulatory Approvals..................  28
              (c)    No Injunctions or Restraints...........................  28
              (d)    HSR Act................................................  29
Section 6.2   Conditions to Obligations of Parent and Buyer.................  29
              (a)    Representations and Warranties.........................  29
              (b)    Performance of Obligations of the Company..............  29
              (c)    Consents...............................................  29
              (d)    Governmental Litigation................................  29
              (e)    Dissenting Shares......................................  29
              (f)    Officer's Certificate..................................  29
Section 6.3   Conditions to Obligations of the Company......................  30
              (a)    Representations and Warranties.........................  30
              (b)    Performance of Obligations of Parent and Buyer.........  30
              (c)    Officer's Certificate..................................  30
Section 6.4   Frustration of Closing Conditions.............................  30

                                ARTICLE 7

                    TERMINATION, AMENDMENT AND WAIVER

Section 7.1   Termination...................................................  30
Section 7.2   Effect of Termination.........................................  31

                                ARTICLE 8

                           GENERAL PROVISIONS

Section 8.1   Amendment.....................................................  32
Section 8.2   Extension; Waiver.............................................  32
Section 8.3   Nonsurvival of Representations and Warranties.................  32
Section 8.4   Notices.......................................................  32
Section 8.5   Interpretation................................................  33
Section 8.6   Counterparts..................................................  34
Section 8.7   Entire Agreement; No Third-Party Beneficiaries................  34
Section 8.8   Governing Law.................................................  34
Section 8.9   Assignment....................................................  34
Section 8.10  Consent to Jurisdiction.......................................  34
Section 8.11  Specific Enforcement..........................................  34


                                     iii
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                                                                            PAGE
                                                                            ----

Section 8.12  Severability..................................................  34

                         TABLE OF DEFINED TERMS





1987 Plan.........................................5
1994 Plan.........................................5
1998 Plan.........................................5
affiliate........................................34
Agreement.........................................1
Business Day......................................2
Buyer.............................................1
Certificate of Merger.............................2
Certificate.......................................3
Closing...........................................1
Closing Date......................................2
Code.............................................12
Common Stock......................................1
Company...........................................1
Company Benefit Plans............................11
Company Disclosure Letter.........................7
Company Entities..................................7
Company Intellectual Property....................18
Company Material Adverse Effect...................7
Company Rights Agreement.........................17
Company Subsidiaries..............................7
Company Subsidiary................................7
Competing Transaction............................24
Confidentiality Agreement........................26
control..........................................34
Director Equity Plan..............................5
Director Plan.....................................5
Dissenting Shares.................................3
Dissenting Shareholders...........................3
Effective Time....................................2
Environmental Claim..............................16
Environmental Laws...............................17
Equity Plans......................................5
ERISA............................................12
ERISA Affiliate..................................12
Exchange Act......................................7
Foreign Plan.....................................11
GAAP.............................................10
Governmental Entity...............................9
Hazardous Substance..............................17
HSR Act...........................................9
Indemnified Parties..............................28
knowledge........................................34
Liens.............................................7
Merger............................................1
Merger Consideration..............................3
Multiemployer Plan...............................13
Multiple Employer Plan...........................13
OGCL..............................................1
Old Right.........................................7
Old Rights Agreement..............................8
Option Consideration..............................5
Option............................................5
Parent............................................1
Parent Material Adverse Effect...................20
Paying Agent......................................3
Payment Fund......................................3
Permits..........................................11
person...........................................34
Preferred Stock...................................7
Proxy Statement...................................9
Recent SEC Reports...............................15
Release..........................................17
Restraints.......................................29
Right.............................................8
SEC...............................................9
SEC Documents.....................................9
Securities Act....................................9
Shareholder Approval.............................15
Shareholders Meeting.............................26
Superior Proposal................................25
Surviving Corporation.............................1
Takeover Statute.................................15
Termination Fee..................................32

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 31, 1999, by and among EATON CORPORATION, an Ohio corporation ("Parent"), EATON INDUSTRIES INC., an Ohio corporation and a wholly owned subsidiary of Parent ("Buyer"), and AEROQUIP-VICKERS, INC., an Ohio corporation (the "Company").

                              W I T N E S S E T H:

                  1. The respective Boards of Directors of the Company,
Parent and Buyer have each approved the merger of Buyer with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Ohio (the "OGCL"), whereby each issued and outstanding share of common stock, par value $5.00 per share, of the Company ("Common Stock"), other than Dissenting Shares and any shares of Common Stock owned by Parent, Buyer or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration. Any reference in this Agreement to Common Stock shall be deemed to include the Old Rights issued under the Old Rights Agreement or the Rights to be issued under the Company Rights Agreement, as appropriate.

                  2. The Board of Directors of the Company has determined that the Merger is fair to and in the best interest of the Company and its shareholders.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  Section 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCL, Buyer will be merged with and into the Company at the Effective Time and the separate corporate existence of Buyer will thereupon cease. Following the Effective Time, the Company will be the surviving corporation (the "Surviving Corporation").

                  Section 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which is to be no later than the second Business Day (or, at the option of Parent, the 11th day) after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article 6, unless another time or date is agreed to by the parties to this Agreement. The Closing will be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or such other location as the parties to this Agreement agree to in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." "Business Day" means any day other than Saturday, Sunday, or any federal holiday.

                  Section 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the OGCL and (ii) make all other filings or recordings required under the OGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such subsequent date or time as the Company and Buyer agree and specify in the Certificate of Merger (the date and time the Merger becomes effective is hereinafter referred to as the "Effective Time").

                  Section 1.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Buyer will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer will become the debts, liabilities and duties of the Surviving Corporation.

                  Section 1.5 ARTICLES OF INCORPORATION AND CODE OF REGULATIONS. The Articles of Incorporation and Code of Regulations of Buyer, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Code of Regulations, respectively, of the Surviving Corporation (with such changes thereto as the parties may agree), until thereafter changed or amended as provided therein or by applicable law.

                  Section 1.6 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Buyer immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                    ARTICLE 2

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                      SURRENDER OF CERTIFICATES AND PAYMENT

                  Section 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Buyer:

                  (a) CANCELLATION OF TREASURY STOCK AND BUYER OWNED STOCK. Each share of Common Stock that is owned by Parent or Buyer and any Common Stock held in the treasury of the Company will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Common Stock, if any, that is owned by a subsidiary of Parent (other than Buyer) or a Company Subsidiary shall remain outstanding.


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

                  (b) CONVERSION OF COMMON STOCK. Each issued and outstanding share of Common Stock (other than shares to be canceled or to remain outstanding in accordance with Section 2.1(a) and shares of Common Stock ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") that have properly exercised appraisal rights pursuant to Section 1701.85 of the OGCL)) will be converted into the right to receive $58.00, without interest, in cash (the "Merger Consideration") upon surrender of the certificate representing immediately prior to the Effective Time such share of Common Stock (the "Certificate") in the manner provided in Section 2.2. At the Effective Time, all such shares of Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Certificate will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.2.

                  (c) CAPITAL STOCK OF BUYER. At the Effective Time, each share of common stock of Buyer issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  Section 2.2 PAYMENT AND SURRENDER OF CERTIFICATES.

                  (a) PAYING AGENT. Prior to the Effective Time, Buyer shall appoint the Company's registrar and transfer agent or such other United States bank or trust company as may be approved in writing by the Company (such approval not to be unreasonably withheld) to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. Buyer shall deposit or shall cause to be deposited with the Paying Agent, in a separate fund established for the benefit of the holders of shares of Common Stock for payment in accordance with this Article 2 through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 2.1(b) and this Section 2.2 to holders of shares of Common Stock entitled thereto.

                  (b) PAYMENT PROCEDURES. As soon as reasonably practicable after the Effective Time and in any event not later than three Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as the Company and Buyer may reasonably specify) and
(ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of shares of Common Stock represented by such Certificate multiplied by (ii) the Merger Consideration, and the Certificate so surrendered will forthwith be canceled. Absolutely no interest will be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment, shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                  (c) STOCK TRANSFER BOOKS. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they will be canceled and exchanged as provided in this Article 2, except as otherwise provided by law. Until surrendered as contemplated by this
Section 2.2, each Certificate (other than Certificates representing Dissenting Shares and shares, if any, remaining outstanding under Section 2.1(a)) will be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article 2.

                  (d) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund that remains undistributed to holders of the Certificates for six months after the Effective Time is to be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration.

                  (e) NO LIABILITY. None of Buyer, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to the date on which any payment pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, such payment shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                  (f) LOST CERTIFICATES. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration due to such person pursuant to this Agreement.

                  Section 2.3 COMPANY EQUITY PLANS.

                  (a) CONVERSION OF OPTIONS. At the Effective Time, each holder of a then-outstanding option to purchase shares of Common Stock under the Company's 1987 Stock Option Plan, as amended (the "1987 Plan"), the Company's 1998 Stock Incentive Plan (the "1998 Plan"), the Company's 1994 Stock Incentive Plan, as amended (the "1994 Plan"), and the Company's Non-Employee

Directors' Stock Award Plan, as amended (the "Director Plan" and together with the 1987 Plan, the 1998 Plan, the 1994 Plan, the Company's 1989 Non-Employee Director Equity Plan (the "Director Equity Plan"), the Company's Directors' Retirement Plan and the Company's Plan for Optional Deferment of Directors' Fees, the "Equity Plans"), whether or not then exercisable (an "Option"), will be entitled to receive, in settlement thereof, for each share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount is hereinafter referred to as the "Option Consideration"). The payment of the Option Consideration shall be made by the Surviving Corporation or Parent within one Business Day following the Effective Time (provided the Company has delivered by the Effective Time a list of outstanding Options as of the Effective Time). Upon the Effective Time, the Options will be canceled.

                  (b) TREATMENT OF RESTRICTED STOCK. At the Effective Time, each then-outstanding share of Common Stock awarded under the Director Equity Plan that is still subject to forfeiture under the terms of the Director Equity Plan will be vested and no longer subject to restrictions and will be canceled and converted into the right to receive the Merger Consideration as set forth in
Section 2.1(b).

                  (c) TREATMENT OF STOCK UNITS AND STOCK AWARDS. At the Effective Time, (i) each holder of any then-outstanding stock award granted under the Director Plan, whether or not deferred or vested, will be entitled to receive for each share of Common Stock represented by the stock award, in settlement thereof, an amount in cash equal to the Merger Consideration and (ii) each holder of any stock units credited pursuant to the Company's Directors' Retirement Plan or the Company's Plan for Optional Deferment of Directors' Fees will be entitled to receive, for each stock unit, in settlement thereof, an amount in cash equal to the Merger Consideration. The payment of the amounts under this Section 2.3(c) shall be made by the Surviving Corporation or the Parent within one Business Day following the Effective Time provided that the Company has delivered by the Effective Time a list of such amounts as of the Effective Time.

                  (d) TERMINATION OF PLANS. Prior to the Effective Time, the Company shall use its reasonable efforts to obtain all necessary consents or releases from holders of Options, restricted shares, stock units or stock awards under the Equity Plans and take all such other lawful action as may be necessary (which include, but are not limited to, satisfying the requirements of Rule 16b-3(e) promulgated under Section 16 of the Exchange Act, without incurring any liability in connection therewith) to provide for and give effect to the transactions contemplated by this Section 2.3. Except as otherwise agreed to in writing by the parties, (i) the Equity Plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof will be canceled as of the Effective Time, and (ii) the Company shall use its reasonable efforts to assure that following the Effective Time no participant in the Equity Plans, or other plans, programs or arrangements, will have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                  Section 2.4 DISSENTERS' RIGHTS. No Dissenting Shareholder will be entitled to any portion of the Merger Consideration pursuant to this Article 2 unless and until the holder thereof has failed to perfect or has effectively withdrawn or lost such holder's right to dissent from the Merger under the OGCL, and any Dissenting Shareholder will be entitled to receive only the payment provided by Section 1701.85 of the OGCL with respect to shares of Common Stock owned by such Dissenting Shareholder. If any person who otherwise would be deemed a Dissenting Shareholder has failed to properly perfect or has effectively withdrawn or lost the right to dissent with respect to any shares of Common Stock, such shares of Common Stock will thereupon be treated as though such shares of Common Stock had been converted into the right to receive the Merger Consideration with respect to such shares of Common Stock as provided in this Article 2. The Company shall give Buyer prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to shareholders' rights of appraisal. Buyer and, after the Effective Time, Parent shall conduct all negotiations and proceedings with respect to demand for appraisal under the OGCL and the Company shall be entitled to participate therein only as and to the extent requested by Parent. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                  Section 2.5 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Buyer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

                  Section 3.1 REPRESENTATIONS AND WARRANTIES OF COMPANY. The Company hereby represents and warrants to Parent and Buyer as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its subsidiaries taken as whole (a "Company Material Adverse Effect"). The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) SUBSIDIARIES. Section 3.1(b) of the disclosure letter delivered by the Company to Buyer prior to the execution of this Agreement (the "Company Disclosure Letter"), sets forth all the subsidiaries of the Company (specifying those that as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and treating as a Significant Subsidiary of the Company the joint ventures listed on Schedule 3.1(b) of the Company Disclosure Letter (each a "Company Subsidiary," collectively, the "Company Subsidiaries," and together with the Company, the "Company Entities"). Except as set forth on Schedule 3.1(b) of the Company Disclosure Letter, all outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all pledges, claims, liens, options, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except in the case of clauses
(ii) and (iii) for any Liens or restrictions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.1(b) of the Company Disclosure Letter and except for directors' qualifying shares, all outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company. The Company does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any person except as listed on Schedule 3.1(b) of the Company Disclosure Letter.

                  (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 4,000,000 shares of Serial Preferred Stock, no par value per share, of the Company ("Preferred Stock"). At the close of business on January 28, 1999: (i) 27,600,520 shares of Common Stock were issued and outstanding (including 1,810 shares of restricted stock and excluding 6,680,326 shares of Common Stock held in the treasury of the Company); (ii) no shares of Preferred Stock were issued or outstanding; and (iii) 2,787,331 shares of Common Stock were reserved for issuance under the Equity Plans. Section 3.1(c) of the Company Disclosure Letter sets forth the holders of all outstanding Options, stock units and stock awards and the number, exercise prices, vesting schedules and expiration dates of each grant to such holders. Each share of Common Stock carries with it an associated share purchase right (an "Old Right"), issued pursuant to the Rights Agreement between the Company and First Chicago Trust Company of New York, dated as of January 26, 1989 (the "Old Rights Agreement") which entitles the holder thereof to purchase, upon the occurrence of certain events, Preferred Stock. As of February 6, 1999, the Old Rights will lapse and thereafter be of no effect. Each share of Common Stock will carry, from February 6, 1999, an associated share purchase right pursuant to the Company Rights Agreement (a "Right"), which will entitle the holder thereof to purchase, on the occurrence of certain events, Preferred Stock. All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except (i) as set forth above, (ii) for shares of Common Stock issued pursuant to Options outstanding on January 29, 1999 that are described on Schedule 3.1(c) of the Company Disclosure Letter, and (iii) as set forth on Schedule 3.1(c) of the Company Disclosure Letter, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, there are no outstanding (A) securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Company Subsidiary, or
(C) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Company Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, there are no agreements, arrangements or commitments of any character (contingent or otherwise) entered into in connection with acquisitions pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith.

                  (d) AUTHORITY; NONCONTRAVENTION. The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to the Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Shareholder Approval. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by Buyer and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth on Schedule 3.1(d) of the Company Disclosure Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the articles of incorporation or code of regulations or comparable organizational documents of any of the Company Entities, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company Entities under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to the Company Entities or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii) any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or that would not prevent or materially delay consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, or local, foreign or supra-national government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for: (i) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"); (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act");
(iv) the consents, approvals, orders or authorizations set forth on Schedule 3.1(d) of the Company Disclosure Letter; (v) the antitrust and competition laws of foreign countries; (vi) the "takeover" or "blue sky" laws of various states; and (vii) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (e) SEC REPORTS AND FINANCIAL STATEMENTS. The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, with the SEC since January 1, 1996 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the "SEC Documents"). As of their respective dates, or if amended prior to the date hereof, as of the date of the last such amendment, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated statement of earnings, cash flows and shareholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as set forth in the SEC Documents filed prior to the date of this Agreement and except for liabilities and obligations that are not material to the Company as a whole, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature

(whether accrued, absolute, contingent or otherwise) which have been incurred or shall have arisen prior to September 30, 1998.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on Schedule 3.1(f) of the Company Disclosure Letter, since September 30, 1998,
(i) the Company Entities have conducted their respective operations only in the ordinary course consistent with past practice, (ii) there has not been a Company Material Adverse Effect, (iii) the Company Entities have not taken action that if taken after the date of this Agreement would constitute a violation of
Section 4.1, (iv) neither the Company nor any Company Subsidiary has incurred nor shall there have arisen any liabilities (direct, contingent or otherwise) material to the Company as a whole and (v) neither the Company nor any Company Subsidiary has engaged in any material transaction or entered into any material agreement or commitments outside the ordinary course of business (except for the transactions contemplated by this Agreement). The unaudited financial statements included in the earnings release published by the Company on January 28, 1999 fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of December 31, 1998 and the results of operations of the Company and its consolidated subsidiaries for the year then ended.

                  (g) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION.

                  (i) Except for violations of Environmental Laws (which are the subject of Section 3.1(m)), the operations of the Company Entities have not been and are not being conducted in violation of any law or any Permit, except where such violations, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect. Except as set forth on Schedule 3.1(g) of the Company Disclosure Letter, none of the Company Entities has received any notice, or has knowledge of any claim, alleging any such violation.

                  (ii) The Company Entities hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other persons necessary for the conduct of their respective businesses as currently conducted ("Permits"), except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect. None of the Company Entities has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

                  (iii) Except as disclosed in Schedule 3.1(g) of the Company Disclosure Letter, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case, with respect to the Company or any Company Subsidiary or any of their respective properties is pending or, to the knowledge of the Company, threatened as of the date of this Agreement, other than, in each case, those the outcome of that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or that would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (h) ERISA COMPLIANCE.

                  (i) Schedule 3.1(h)(i) of the Company Disclosure Letter sets forth a true and complete list of each United States collective bargaining agreement and any United States bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, disability, death benefit, hospitalization, medical, life, severance or other plan, agreement, arrangement or understanding, or change of control agreement providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute (collectively, the "Company Benefit Plans"). For purposes of this Agreement, the term "Foreign Plan" shall refer to each plan, agreement, arrangement or understanding that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, agreement, arrangement or understanding. With respect to each Company Benefit Plan and Foreign Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

                  (ii) Except as set forth on Schedule 3.1(h) of the Company Disclosure Letter, each Company Benefit Plan has been administered in accordance with its terms, all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Company Benefit Plan that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and all contributions to, and payments from, such Company Benefit Plans that are required to be made in accordance with such Company Benefit Plans, ERISA or the Code have been timely made other than any failures that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan intended to meet the requirements of Section 501(c)(9) of the Code meets such requirements in all material respects and provides no disqualified benefits (as defined in Section 4976(b) of the Code).

                  (iii) Neither the Company nor any trade or business, whether or not incorporated, which, together with the Company, would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate") has incurred any liability under Title IV of ERISA or 4971 of the Code, or has a current failure to meet the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring any such liability or failure (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, all of which have been timely paid in full). Except as disclosed on actuarial reports previously provided to Parent, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or
         Section 412 or 4971 of the Code, the fair market value of the assets of such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Company Benefit Plan and, to the knowledge of the Company, no event has occurred which would be reasonably expected to change any such funded status.

                  (iv) Except for Company Benefit Plans set forth on Schedule 3.1(h)(iv) of the Company Disclosure Letter, no Company Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service.

                  (v) Except for Company Benefit Plans set forth on Schedule 3.1(h)(v) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

                  (vi) Except for Company Benefit Plans set forth on Schedule 3.1(h)(vi) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement (including this Agreement) that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code.

                  (vii) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of:
         (A) each writing constituting a part of such Company Benefit Plan, including, without limitation, all Company Benefit Plan documents, and trust agreements; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Buyer, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any Company Subsidiary undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

                  (viii) No Company Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company, the Company Subsidiaries nor any ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that has not been satisfied in full.

                  (ix) Except as set forth on Schedule 3.1(h) of the Company Disclosure Letter, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or to the Company's knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any liability of the Company or any Company Subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor, any Multiemployer Plan, any Company Benefit Plan or any participant in a Company Benefit Plan, other than any liability that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  (x) Except as could not be expected, individually or in the aggregate, to have a Material Adverse Effect, with respect to each Company Benefit Plan that is subject to or governed by the law of any jurisdiction other than the United States (a "Foreign Plan"): (A) all amounts required to be reserved under each book reserved Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established; (B) each Foreign Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, and has been maintained and operated in accordance with its terms and applicable law; and (C) the fair market value of the assets of each funded Foreign Plan that is a defined pension plan (or termination indemnity plan), and the liability of each insurer for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of the Company and the Company Subsidiaries that participate in such Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Foreign Plans.

                  (xi) For purposes of this Section 3.1(h), the term "employee" shall be considered to include individuals rendering personal services to the Company or any Company Subsidiary as independent contractors.

                  (i) TAXES. Except as set forth on Schedule 3.1(i) of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(A) the Company and each Company Subsidiary has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and all such filed returns and reports are complete and accurate, (B) the Company and each Company Subsidiary has paid (or the Company has paid on its behalf) all taxes shown as due on such returns, (C) there are no pending or threatened in writing audits, examinations, investigations or other proceedings in respect of taxes relating to the Company or any Company Subsidiary, (D) there are no liens for taxes upon the assets of the Company or any of the Company Subsidiaries, other than liens for current taxes not yet due and liens for taxes that are being contested in good faith by appropriate proceedings, (E) neither the Company nor any of the Company Subsidiaries has any liability for taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state or local or foreign law), and (F) neither the Company nor any Company Subsidiary is a party to any agreement relating to the allocation or sharing of taxes. As used in this Agreement, "taxes" includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, AD VALOREM, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties or additions with respect thereto. The consolidated federal income tax returns of the Company and the Company Subsidiaries have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1985.

                  (j) VOTING REQUIREMENT. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Shareholders
Meeting to adopt this Agreement (the "Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, and the Merger and the transactions contemplated hereby and thereby.

                  (k) STATE TAKEOVER STATUTES. The Board of Directors of the Company has taken all necessary action so that no "fair price," "moratorium," "control share acquisition" or other antitakeover statute or regulation (each, a "Takeover Statute") (including the control share acquisition provisions codified in Sections 1701.83 ET SEQ. of the OGCL and the moratorium provisions codified in Sections 1704.02 ET SEQ. of the OCGL) is applicable to the Merger and the transactions contemplated by this Agreement.

                  (l) BROKERS. Except for Morgan Stanley & Co. Incorporated (the engagement letter with whom has previously been provided to Parent), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                  (m) ENVIRONMENTAL MATTERS.

                  (i) Except as disclosed in the SEC Reports filed since January 1, 1998 (the "Recent SEC Reports") or as set forth on Schedule 3.1(m) of the Company Disclosure Letter, except where noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect, the Company Entities are in compliance with all applicable Environmental Laws.

                  (ii) Except as disclosed in the Recent SEC Reports or as disclosed on Schedule 3.1(m) of the Company Disclosure Letter, there are no written (or, to the knowledge of the Company, other) Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries that, individually or in the aggregate, would reasonably be expected to have or result in a Company Material Adverse Effect.

                  (iii) The Company has disclosed and, where requested, made available to Buyer all material information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company Entities relating to the environmental conditions on, under or about any of the properties or assets owned, leased, or operated by any of the Company Entities at the present time or for which any of the Company Entities may be responsible.

                  (iv) Except as disclosed in the Recent SEC Reports or as disclosed on Schedule 3.1(m) of the Company Disclosure Letter, prior to and during the period of ownership or operation by the Company or the Company Subsidiaries, to the knowledge of the Company, no Hazardous Substance was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned or leased properties in violation of applicable Environmental Laws that would reasonably be expected to have or result in a Company Material Adverse Effect and there were no Releases of Hazardous Substance in, on, under or affecting any currently or previously owned or leased properties in violation of applicable Environmental Laws that would reasonably be expected to have or result in a Company Material Adverse Effect.

                  (v) Except as disclosed in the Recent SEC Reports, or as set forth on Schedule 3.1(m) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of the Company, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of or may otherwise bear liability for any actual or threatened Release of Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities, except where such notice or the circumstances referred to therein would not reasonably be expected to have or result in a Company Material Adverse Effect.

                  (vi) As used in this Agreement:

                       (a) the term "Environmental Claim" means any written or
                  other claim, demand, suit, action, proceeding, investigation or notice to any of the Company Entities by any person alleging any potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or the Company Subsidiaries;

                       (b) the term "Environmental Laws" means all laws in
                  effect as of the date of this Agreement relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conversation and Recovery Act, and the Occupational Safety and Health Act;

                       (c) the term "Hazardous Substance" means (i) chemicals,
                  pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (ii) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous; in each case in clauses (i)-(iv) which is regulated under any Environmental Law; and

                       (d) the term "Release" means any unauthorized releasing,
                  disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

                  (n) THE COMPANY RIGHTS AGREEMENT. The Rights Agreement dated February 7, 1999, between the Company and First Chicago Trust Company of New York (the "Company Rights Agreement") and the Old Rights Agreement have been amended to (i) render the Company Rights Agreement and the Old Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its wholly owned subsidiaries is an Acquiring Person (as defined in the Company Rights Agreement or the Old Rights Agreement) pursuant to the Company Rights Agreement or the Old Rights Agreement, (y) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement or the Old Rights Agreement) does not occur solely by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and (z) ensure that the Company Rights Agreement will expire or otherwise terminate immediately prior to the Effective Time. The Old Rights Agreement will expire by its terms on February 6, 1999.

                  (o) PROXY STATEMENT. The Proxy Statement at the date mailed to Company shareholders and at the time of the Shareholders Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by Parent or Buyer specifically for inclusion in the Proxy Statement.

                  (p) INTELLECTUAL PROPERTY. Except as disclosed on Schedule 3.1(p) of the Company Disclosure Letter, the Company and the Company Subsidiaries own or have a binding, enforceable right to use all intellectual property, including letters patent, patent applications, trade names, brand names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, both domestic and foreign, trade secrets, inventions, proprietary processes, licenses, confidential information and know-how (collectively, the "Company Intellectual Property") used in their businesses as currently conducted, except for such Company Intellectual Property, the failure of which to own or have a binding, enforceable right to use, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written (or, to the knowledge of the Company, other) notice of infringement of and, to the knowledge of the Company, the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon the rights of others with respect to the use of any intellectual property that, individually or in the aggregate, in either such case, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written (or, to the knowledge of the Company, other) notice that the conduct of another person's business or the nature of any products sold or services provided by another person infringes upon the Company Intellectual Property other than those infringements or conflicts that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

                  (q) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of shares of Common Stock, a signed copy of which opinion will be made available to Parent promptly after the date hereof.

                  (r) LABOR AGREEMENTS. Schedule 3.1(r) of the Company Disclosure Letter sets forth a true and complete list of each collective bargaining agreement or other labor agreement with any union or labor organization to which the Company or any of the Company Subsidiaries is a party in the United States and the Company does not know of any activity or proceeding of any labor organization (or representative thereof) to organize any of its or their employees that would be reasonably expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are not, and have not since January 1, 1997 been, subject to any pending, or to the knowledge of the Company, threatened (i) unfair labor practice, employment discrimination or other complaint, (ii) strike, lockout or dispute, slowdown or work stoppage or (iii) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company or any Company Subsidiary, except for the foregoing which, in the case of (i), (ii) and (iii), would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

                  (s) CONTRACTS; DEBT INSTRUMENTS. Each material contract of the Company and the Company Subsidiaries is valid and binding and in full force and effect, and neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other material contract to which it is a party or by which it or any of its properties or assets is bound, except for such failures to be valid and binding and for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except for those agreements listed on Schedule 3.1(s) of the Company Disclosure Letter, the Company and Company Subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be (by reason of any agreement to which the Company is a party), subject to any material noncompetition or similar restriction on their respective businesses.

                  (t) YEAR 2000 ISSUES. The Company has adopted and implemented a commercially reasonable plan to investigate and correct any "year 2000 problems" associated with (i) the operation of the Company's business, and (ii) the products manufactured and distributed by the Company. The Company has provided to Parent a complete and correct copy of such plan, an accurate written explanation of the costs that the Company and Company Subsidiaries have incurred in each of the past two fiscal years to investigate and correct the "year 2000 problem," as well as a written report of its estimates of the costs to be incurred in the future to investigate and correct the "year 2000 problem."

                  (u) PRODUCT RECALLS. Except as set forth on Schedule 3.1(u) of the Company Disclosure Letter, the Company is not aware of any pattern or series of claims against the Company or any of Company Subsidiaries that reasonably could be expected to result in a generalized product recall relating to products sold by the Company or any of Company Subsidiaries, regardless of whether such product recall is formal, informal, voluntary or involuntary that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

                  Section 3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER. Parent and Buyer hereby jointly and severally represent and warrant to the Company as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate authority to carry on its business as now being conducted. Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Parent or Buyer of the transactions contemplated by this Agreement (a "Parent Material Adverse Effect").

                  (b) AUTHORITY; NONCONTRAVENTION. Parent and Buyer have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Buyer, and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement has been duly executed and delivered by Parent and Buyer, and, assuming the due authorization, execution and delivery by the Company, each constitutes a legal, valid and binding obligation of each of Parent and Buyer, as applicable, enforceable against Parent and Buyer in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the respective Articles of Incorporation or Code of Regulations or comparable organizational documents of Parent and Buyer, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Buyer under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or Buyer or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Buyer or their respective properties or assets, other than in the case of this clause (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Parent and Buyer in connection with the execution and delivery of this Agreement by Parent and Buyer or the consummation by Parent and Buyer of the transactions contemplated hereby and thereby, except for (i) the filing of a premerger notification and report form under the HSR Act; (ii) the filing of the Certificate of Merger with the Secretary of the State of Ohio; (iii) the consents, approvals, orders or authorizations set forth on Section 3.1(d) of the Company Disclosure Letter; (iv) the antitrust and competition laws of foreign countries; (v) the "takeover" or "blue sky" laws of various states; and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

                  (c) OWNERSHIP OF COMMON STOCK. Except for any shares of Company Common Stock acquired by employee benefit trust funds in the ordinary course of business, none of Parent, Buyer or any of its affiliates (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Common Stock.

                  (d) BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Parent.

                  (e) FINANCING. Parent and Buyer, collectively, will at the Effective Time have cash on hand or borrowing availability under financing arrangements from financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable Parent and Buyer to (i) pay in full the Merger Consideration, the Option Consideration and all fees and expenses payable by Parent and Buyer in connection with this Agreement and the transactions contemplated thereby, and (ii) refinance such of the Company's existing indebtedness as, pursuant to its terms, will become due and payable prior to its stated maturity as a result of the consummation of the transactions contemplated hereby (as set forth by the Company on Section 3.1(d) of the Company Disclosure Letter).

                  (f) INFORMATION IN PROXY STATEMENT. None of the information supplied in writing by Parent or Buyer specifically for inclusion in the Proxy Statement will, at the date mailed to shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                    ARTICLE 4

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  Section 4.1 CONDUCT OF BUSINESS.

                  (a) CONDUCT OF BUSINESS BY THE COMPANY. Except as set forth on
Schedule 4.1(a) of the Company Disclosure Letter, or consented to in writing by Buyer, during the period from the date of this Agreement to the Effective Time, the Company shall carry on its businesses in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with customers, suppliers, distributors and other persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary, to:

                  (i) (x) other than (a) the regular quarterly cash dividend of $.22 per share payable to holders of the Common Stock on March 15, 1999 and (b) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of the Common Stock upon the exercise of the Options or other rights under the Equity Plans, in each case which are disclosed on Schedule 3.1(c) of the Company Disclosure Letter as outstanding on the date hereof;

                  (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of shares of Common Stock upon the exercise of the Options or other rights under the Equity Plans or in connection with other awards under the Equity Plans, in each case, which are disclosed on Schedule 3.1(c) of the Company Disclosure Letter as outstanding on the date hereof and in accordance with their present terms, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

                  (iii) amend its articles of incorporation, code of regulations or other comparable organizational documents, amend or take any other action with respect to the Company Rights Agreement or the Old Rights Agreement or the Rights or Old Rights respectively, or merge or consolidate with any person;

                  (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial assets in the ordinary course of business consistent with past practice;

                  (v) enter into commitments for capital expenditures involving more than $10,000,000 in the aggregate except as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, as reflected in the capital plan of the Company previously provided to Parent;

                  (vi) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than up to $50,000,000 of short-term indebtedness under lines of credit existing on the date hereof;

                  (vii) (A) except for normal increases in salary and wages in the ordinary course of business consistent with past practice that are not material or as set forth on Schedule 5.5, grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any current or former director, officer, employee or consultant; (B) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program, agreement or arrangement; (C) enter into or amend any employment or collective bargaining agreement or, except as required in accordance with the existing written policies of the Company or contracts or agreements entered into or approved (and previously disclosed to Parent) on or prior to the date of this Agreement, grant any severance or termination pay to any officer, director, consultant or employee of the Company or any Company Subsidiaries (except in the ordinary course of business consistent with past practice and not in excess of one week of severance for every year of employment and, in the aggregate for all such payments, $1,000,000); or (D) pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee benefit not required by any outstanding employee benefit plan or arrangement;

                  (viii) change the accounting principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, foreign generally accepted accounting principles);

                  (ix) acquire by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material amount of assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

                  (x) except in the ordinary course of business consistent with past practice, make or rescind any express or deemed election or settle or compromise any claim or action relating to U.S. federal, state or local taxes, or change any of its methods of accounting or of reporting income or deductions for U.S. federal income tax purposes;

                  (xi) satisfy any claims or liabilities, other than the satisfaction, in the ordinary course of business consistent with past practice, in accordance with their terms or in an amount not to exceed $5,000,000 in the aggregate, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company included in the Recent SEC Documents or incurred in the ordinary course of business consistent with past practice;

                  (xii) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary and except for employee advances for expenses in the ordinary course of business consistent with past practice;

                  (xiii) other than in the ordinary course of business consistent with past practice, (A) modify, amend or terminate any contract, (B) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (C) cancel or forgive any indebtedness owed to the Company or any Company Subsidiaries; PROVIDED, HOWEVER, that the Company may not under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party; or

                  (xiv) authorize, or commit or agree to take, any of the foregoing actions; PROVIDED, HOWEVER, that the limitations set forth in this Section 4.1(a) (other than clause (iii)) do not apply to any transaction to which the only parties are wholly owned subsidiaries of the Company.

                  (b) OTHER ACTIONS. Except as required by law, the Company, Parent and Buyer shall not, and, in the case of the Company, shall not permit any Company Subsidiary to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied.

                  (c) ADVICE OF CHANGES. The Company and Buyer shall promptly advise the other party orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article 6 to be satisfied; PROVIDED, HOWEVER, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                  Section 4.2 NO SOLICITATION. The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or their directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock (other than upon exercise of the Options that are outstanding as of the date hereof) or all or any material portion of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Parent, Buyer or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; PROVIDED that, at any time prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company may, in the exercise of its fiduciary obligations under the OGCL as determined by the Board of Directors of the Company in good faith, after consultation with and receipt of advice from its outside counsel (who may be its regularly engaged outside counsel), pursuant to a customary confidentiality agreement with terms not substantially more favorable to such third party than the Confidentiality Agreement, furnish information to, and negotiate or otherwise engage in discussions with, any third party who delivers a written proposal for a Superior Proposal which was not solicited, initiated, knowingly facilitated or encouraged after the date of this Agreement. The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding the Company provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. In the event that prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company receives a Superior Proposal that was not solicited, initiated, knowingly facilitated or encouraged after the date of this Agreement (except as otherwise permitted pursuant to the proviso contained in the first sentence of this Section 4.2), the Board of Directors of the Company may (subject to this and the following sentences) in the exercise of its fiduciary obligations under the OGCL as determined by the Board of Directors of the Company in good faith, after consultation with and receipt of advice from its outside counsel (who may be its regularly engaged outside counsel) withdraw, modify or change, in a manner adverse to Parent, the recommendation of the Board of Directors of the Company of this Agreement and/or recommend a Superior Proposal to the shareholders of the Company and/or comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction, PROVIDED that it gives Parent five Business Days prior written notice of its intention to do so (PROVIDED that the foregoing shall in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to Section 7.1(e) at such time as the requirements of such subsection have been met). Any such withdrawal, modification or change of the recommendation of the Board of Directors of the Company of this Agreement shall not change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. From and after the execution of this Agreement, the Company shall promptly (but in any event within two calendar days) advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Parent a copy of any such written proposal in addition to any information provided to or by any third-party relating thereto. In addition, the Company shall promptly (but in any event within two calendar days) advise Parent, in writing, if the Board of Directors of the Company shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 4.2. As used herein, the term "Superior Proposal" means a Competing Transaction that the Board of Directors of the Company determines is, after consulting with and receipt of advice from Morgan Stanley & Co. Incorporated (or any other nationally recognized investment banking firm), more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent or Buyer in response to such Competing Transaction), and that it reasonably expects a transaction pursuant to such proposal could be consummated. Nothing in this Section 4.2 shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to any Competing Transaction or (z) affect any other obligation of the Company under this Agreement.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

                  Section 5.1 PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETING.

                  (a) As soon as practicable, but in no event later than 21 days following the date of this Agreement, the Company shall prepare and file with the SEC, and Parent and Buyer shall cooperate with the Company in such preparation and filing of, the Proxy Statement. The Company shall cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Proxy Statement is cleared by the staff of the SEC for mailing to the Company's shareholders.

                  (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") in accordance with law, the Company's Articles of Incorporation and the Company's Code of Regulations for the purpose of obtaining Shareholder Approval and shall, through the Board of Directors of the Company, subject to Section 4.2, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. The Shareholders Meeting may not be adjourned or postponed beyond July 15, 1999.

                  (c) Parent agrees that (i) it will provide the Company with all information concerning Parent or the Buyer necessary or reasonably appropriate to be included in the Proxy Statement and (ii) at the Shareholders Meeting, if held, or any postponement or adjournment thereof (or at any other meeting at which the Merger or this Agreement are considered by shareholders), it will vote, or cause to be voted, all of the shares of Common Stock then owned by it, the Buyer or any of its other subsidiaries, if any, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

                  Section 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. To the extent permitted by applicable law and subject to the Agreement dated November 6, 1998, between the Company and Parent (the "Confidentiality Agreement"), the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, full access during normal business hours during the period prior to the Effective Time to all of the Company's properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as Parent may reasonably request. Each of the Company and Buyer shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

                  Section 5.3 EFFORTS; COOPERATION.

                  (a) Subject to the terms and conditions provided herein, each of the Company, Parent and Buyer shall, and the Company shall cause each Company Subsidiary to, cooperate and use reasonable efforts to make, or cause to be made, all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, cooperation in the preparation and filing of the Proxy Statement, any required filings under the HSR Act or other foreign filings and any amendments to any thereof.

                  In addition, if, at any time prior to the Effective Time, any event or circumstance relating to either the Company or Parent or Buyer or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                  (b) Each of the parties will use its reasonable efforts to obtain as promptly as practicable all required consents and approvals of any Governmental Entity or any other person required in connection with, and waivers of any violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

                  (c) The Company and Parent shall coordinate in advance of sending any communications to or scheduling any meetings with any Governmental Entity relating to this Agreement or the Merger and shall promptly share all correspondence or other communication received from any Governmental Entity relating to this Agreement or the Merger.

                  (d) The Company shall, upon the request of Buyer, take all reasonable steps to assist in any challenge by Buyer to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

                  Section 5.4 INDEMNIFICATION.

                  (a) The Articles of Incorporation and the Code of Regulations of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Articles of Incorporation and Regulations of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification provisions contained in the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

                  (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.4.

                  (c) For six years after the Effective Time, the Surviving Corporation or Parent shall maintain in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties") on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; PROVIDED, HOWEVER, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and PROVIDED, FURTHER, that, if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, at any time on or after the second anniversary of the Effective Time, Parent may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level and scope of insurance coverage required under this Section 5.4(c) in lieu of causing to remain in effect any directors' and officers' liability insurance policy.

                  (d) The provisions of this Section 5.4 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  Section 5.5 EMPLOYEE BENEFITS.

                  (a) Except for employees subject to collective bargaining agreements, through December 31, 2000, Parent shall maintain, or cause the Surviving Corporation to maintain employee benefits under tax-qualified employee benefit plans, annual bonus plans, deferred compensation plans, and supplemental non-qualified pension plans substantially equivalent in the aggregate to (i) those provided by the Company immediately prior to the Effective Time or (ii) at the election of Parent, those provided by Parent to similarly-situated employees of Parent.

                  (b) Following the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all written employment, severance and other compensation agreements of the Company and Company Subsidiaries that are set forth on Schedule 3.1(h) of the Company Disclosure Letter; and, to the extent necessary under these agreements and plans, the preceding clause will be deemed an assumption of the Company's obligations under these agreements and plans by the Surviving Corporation.

                  (c) The Company shall use its reasonable efforts to provide or make available to Buyer within thirty days following the date of this Agreement, the following items:

                      (iii) true and complete copies, with respect to Company Benefit Plans, of all insurance contracts and funding vehicles, benefit schedules, summary plan descriptions (and material modifications) and material written employee communications; and

                      (iv) a list of Foreign Plans and true and complete copies
                           of the items described in Section 3.1(h)(vii) and
                           Section 5.5(c)(i), as they would be applicable to Foreign Plans.

                  Section 5.6 PUBLIC ANNOUNCEMENTS. Parent, Buyer and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement, except as either party may determine is required by applicable law, court process or by obligations pursuant to any rules and regulations of any national securities exchange in which event prior consultation with the other party shall be required.

                  Section 5.7 FEES AND EXPENSES. Except as provided in Section 7.2(b), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  Section 5.8 CREDIT AGREEMENT. Prior to the Effective Time, the Company shall terminate its bank credit facility or, at the option of the Company, obtain a waiver of such credit facility (so long as such waiver would prevent a cross default under any other agreements).


                                    ARTICLE 6

                              CONDITIONS PRECEDENT

                  Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.

                  (b) GOVERNMENTAL AND REGULATORY APPROVALS. Other than the filing of the Certificate of Merger and insignificant consents, approvals and actions, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, Buyer, the Company or any Company Subsidiary to consummate the Merger and the other transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to each of Parent and the Company.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger or limiting the ownership or operation by Parent, the Company or any of their respective subsidiaries of any material portion of the business or assets of Parent or the Company; PROVIDED, HOWEVER, that the party seeking to assert this condition to terminate the Agreement shall not have breached its obligations under this Agreement in any material respect.

                  (d) HSR ACT. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  Section 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND BUYER. The obligation of Parent and Buyer to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 3.1(c) shall be true and correct in all respects both when made and as of the Closing Date as though made on and as of the Closing Date, and all other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) CONSENTS. With the exception of any consents required under the Company's credit facility and outstanding medium term notes, the Company shall have obtained the consent of each person whose consent shall be required in connection with the Merger under all agreements or instruments to which it or any of its subsidiaries is a party, except those for which failure to obtain such consents and approvals could not reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time.

                  (d) GOVERNMENTAL LITIGATION. There shall not be pending any action, claim, proceeding or investigation instituted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

                  (e) DISSENTING SHARES. As of immediately prior to the Effective Time, no more than 10% of the outstanding shares of Company Common Stock shall have taken actions to assert dissenter's rights under Section 1701.85 of the OGCL.

                  (f) OFFICER'S CERTIFICATE. The Company shall have furnished Parent and Buyer with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                  Section 6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Buyer set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND BUYER. Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) OFFICER'S CERTIFICATE. Each of Parent and Buyer shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in
Section 6.3(a) and (b) have been satisfied.

                  Section 6.4 FRUSTRATION OF CLOSING CONDITIONS. None of Parent, Buyer nor the Company may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3.


                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

                  Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Shareholder
Approval:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company:

                  (i) if the Merger has not been consummated by July 31, 1999 or such later date, if any, as Parent and the Company agree upon; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                  (ii) if the Shareholders Meeting (including any adjournment or postponement thereof) shall have concluded and the Shareholder Approval shall not have been obtained, or

                  (iii) if any Restraint having any of the effects set forth in
         Section 6.1(c) is in effect and has become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) is not available to any party whose failure to perform any of its obligations under this Agreement results in such Restraint;

                  (c) by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by the Company;

                  (d) by the Company, if Parent or Buyer has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by Parent or Buyer (it being understood that Parent's failure to obtain the requisite financing by the 11th day after the satisfaction or waiver of the conditions set forth in Article 6 shall be incapable of cure);

                  (e) by Parent, if any person (other than an affiliate of Parent) shall acquire 30% of the outstanding shares of Company Common Stock or if the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify or change, or propose or announce any intention to withdraw or modify or change, in a manner adverse to Parent or Buyer, the approval or recommendation by the Board of Directors of the Company or committee thereof of this Agreement or the transactions contemplated hereby, including the Merger,
(ii) approve or recommend, or propose to or announce any intention to approve or recommend, any Competing Transaction proposal, or (iii) propose or announce any intention to enter into any agreement, with respect to any Competing
Transaction proposal, or if the Company shall willfully breach the provisions of Section 4.2 or Section 5.1(b).

                  Section 7.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either the Company or Parent as provided in
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer, the Company or Parent, other than the provisions of the last sentence of Section 5.2, Section 5.6,
Section 5.7, this Section 7.2 and Article 8, which provisions survive such termination; PROVIDED, HOWEVER, that nothing herein will relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  (b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 7.1(e) or (ii) by either the Company or Parent pursuant to Section 7.1(b)(ii), if, prior to the Shareholders Meeting, a Competing Transaction proposal shall have been made known to the Company or been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Competing Transaction proposal or solicited proxies or consents in opposition to the Merger, then, in the case of either clause (i) or (ii), the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $2 multiplied by the number of shares of Company Common Stock outstanding on a fully diluted basis (the "Termination Fee"), payable by wire transfer of same day funds. The

Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.


                                    ARTICLE 8

                               GENERAL PROVISIONS

                  Section 8.1 AMENDMENT. This Agreement may be amended by the parties at any time before or after the Shareholder Approval; PROVIDED, HOWEVER, that, after such Shareholder Approval, there is not to be made any amendment that by law requires further approval by the shareholders of the Company without further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  Section 8.2 EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

                  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

                  Section 8.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except the covenants and agreements contained in Article 2 and in Sections 5.4 and 5.5(a) and (b), each of which will survive in accordance with its terms.

                  Section 8.4 NOTICES. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

       (a)  if to the Company, to:      Aeroquip-Vickers, Inc.
                                        3000 Strayer
                                        P.O. Box 50
                                        Maumee, OH  43537
                                        Telecopy No.:  (419) 867-2209
                                        Attention:  Vice President and General
                                                    Counsel
            with a copy to:             Jones, Day, Reavis & Pogue
                                        North Point
                                        901 Lakeside Avenue
                                        Cleveland, Ohio  44114
                                        Telecopy No.:  (216) 579-0212
                                        Attention:  Charles W. Hardin, Jr., Esq.

       (b)  if to Parent or Buyer, to:  Eaton Corporation
                                        Eaton Center
                                        Cleveland, OH  44114
                                        Telecopy No.: (216) 479-7056
                                        Attention: Executive Vice President and
                                        General Counsel

            with a copy to:             Wachtell, Lipton, Rosen & Katz
                                        51 West 52nd Street
                                        New York, New York  10019
                                        Telecopy No.:  (212) 403-2000
                                        Attention:  Daniel A. Neff, Esq.

                  Section 8.5 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For purposes of this Agreement, (a) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns), (b) "knowledge" of any person that is not an individual means the knowledge after due inquiry of such person's executive officers and officers with direct responsibility for the subject matter to which such knowledge relates, and (c) "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                  Section 8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 8.7 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 2 and Section 5.4, are not intended to confer upon any person other than the parties any rights or remedies.

                  Section 8.8 GOVERNING LAW. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                  Section 8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of this Section 8.9 will be void. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

                  Section 8.10 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Ohio or any Ohio state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Ohio or an Ohio state court.

                  Section 8.11 SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Ohio or an Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  Section 8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              AEROQUIP-VICKERS, INC.


                              By:  /s/ Darryl F. Allen
                                 ---------------------------------------
                              Name:  Darryl F. Allen
                              Title: Chairman, President and
                                     Chief Executive Officer





                              EATON CORPORATION


                              By:  /s/ Gerald L. Gherlein
                                 ---------------------------------------
                              Name:  Gerald L. Gherlein
                              Title: Executive Vice President and
                                     General Counsel


                              By:  /s/ Mark Hennessey
                                 ---------------------------------------
                              Name:  Mark Hennessey
                              Title: Attorney-In-Fact





                              EATON INDUSTRIES INC.



                              By:   /s/ Mark Hennessey
                                 ---------------------------------------
                              Name:  Mark Hennessey
                              Title: Assistant Secretary




                                      -36-